Exhibit 99.1

                                  PRESS RELEASE

GLOBIX TO HOLD SECOND QUARTER INVESTOR CONFERENCE CALL ON THURSDAY, MAY 6TH AT 2:00PM ET

New York, NY - April 28, 2004: Globix Corporation (GBXX), a provider of managed media, application and infrastructure services, announced today that the company will hold a conference call for investors on Thursday, May 6th at 2:00PM ET to discuss the company's second quarter 2004 financial results. Following the presentations, the call will be opened for a brief Q&A session with investors.

The Globix investor conference call can be accessed through 1(800) 665-0669. A live webcast of the call can be accessed through www.globix.com. In addition, a replay of the call will be available through the Globix website for one week after the call. Transcripts of the call will also be made available upon request.

About Globix
Globix (OTC BB: GBXX.OB) is a provider of managed Internet applications and infrastructure services for enterprises. Globix delivers and supports web-based applications and services via its secure Data Centers, high-performance global Tier 1 IP backbone, and content delivery network. Through its managed services group, Globix provides remote management of custom and off-the-shelf web-based applications on any server, anywhere, at any time. By managing such complex e-commerce, database, content management and customer relationship management software for its clients, Globix helps them to protect Internet revenue streams, reduce technology operating costs and operating risk, and improve user satisfaction. Globix's clients are companies that use the Internet as a way to provide business benefits and sustain a competitive advantage in their markets. Our clients include operating divisions of Fortune 100 companies as well as mid-sized enterprises in a number of vertical markets including health care, media and publishing, technology and financial services. Globix and its subsidiaries have operations in New York, London, Santa Clara and Atlanta. Learn more about Globix at www.globix.com

Risk Factors and Forward-Looking Statements:
This press release contains forward-looking statements within the meaning of
Section 21E of the Securities Exchange Act of 1934. These statements are based on current information and expectations and are subject to risks and uncertainties that could cause the company's actual results to differ materially from those expressed or implied in the forward-looking statements. These risks and uncertainties include: the company's ability to retain existing customers and attract new customers; its ability to match its operating cost structure with revenue to achieve positive cash flow; the sufficiency of existing cash and cash flow to complete the company's business plan and fund its working capital requirements; risks associated with making acquisitions; restrictions on our financial and operating flexibility due to the terms of our existing indebtedness and our high degree of leverage; the insolvency of vendors and other parties critical to the company's business; the company's existing debt obligations and history of operating losses; its ability to integrate, operate and upgrade or downgrade its network; the company's ability to recruit and retain qualified personnel needed to staff its operations; potential market or technological changes that could render the company's products or services obsolete; changes in the regulatory environment; and other changes that are discussed in the company's Annual Report on Form 10-K and other documents that the company files with the Securities and Exchange Commission.

Contact: Chris Capra, Lotus Public Relations, chris.capra@lotus-pr.com, (212) 922-5885